State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re:  Advisers Managers Trust - AMT Guardian Investments and AMT Mid-Cap Growth

Gentlemen:

This is to advise you that Advisers Managers Trust has established two new series of shares to be known as AMT Guardian Investments and AMT Mid-Cap Growth Investments. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.


By: _______________________
         Michael J. Weiner
         Vice President
         Advisers Managers Trust

Agreed to as of this_________day of _____________, 199___.

State Street Bank and Trust Company

By:_________________________


Title:________________________